Exhibit 5.1

                               DENNIS H. JOHNSTON
                         A Professional Law Corporation
                               9422 Canfield Drive
                           La Habra, California 90631
                            Telephone (562) 694-5092
                               Fax (562) 694-0412
                             dhjohnston@eathlink.net

August 7,  2007

U.S. Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, DC 20549

Re: Registration Statement on Form SB-2 Under the Securities Act of 1933 (the "Registration Statement"), of Gray Creek Mining Inc., a Nevada Corporation (the Company)

Gentlemen:

We have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 2,250,000 shares (the "Shares") of the common stock, par value $0.001 per share of the Company. We were not engaged to prepare or review, and we have not prepared or reviewed, any portion of the Registration Statement. We express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and we hereby disclaim any responsibility for the content of the Registration Statement.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   By-Laws of the Company, as amended to date;

     3. The records of corporate proceedings relating to the issuance of the Shares, and;

     4. Such other instruments and documents as we have believed necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificated and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments.
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Based on the foregoing,  and having due regard for such legal  considerations as we believe relevant, we are of the opinion that, under applicable law of the State of Nevada (including statutory, regulatory and case law), the Shares were duly authorized by all necessary corporate action on the part of the Company, currently validly issued fully paid and non-assessable when sold after the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Dennis H. Johnston, Esq.


/s/ Dennis H. Johnston, Esq.
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Dennis H. Johnston